As filed with the Securities and Exchange Commission on April 25, 2014

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUOTIENT LIMITED

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Pentlands Science Park

Bush Loan, Penicuik, Midlothian

EH26 OPZ, United Kingdom

Tel: 011-44-0131-445-6159

(Address of principal executive offices)

2013 Enterprise Management Plan

2014 Equity Incentive Plan

(Full titles of the Plans)

Stephen Unger

Quotient Biodiagnostics, Inc.

301 South State Street, Suite S-204

Newtown, Pennsylvania 18940

(215) 497-7006

(Name and address of agent for service)

Copies to:

Alejandro E. Camacho, Esq.

Per B. Chilstrom, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, NY 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares of nil par value per share	2,279,462	$6.04	$13,768,706.24	$1,773.41

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares that become issuable under the registrant’s 2013 Enterprise Management Plan (the “2013 Plan”) or 2014 Stock Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $3.52, which is the weighted-average exercise price for outstanding options granted under the 2013 Plan, and (b) $7.35, which is the average of the high and low prices of the units, which include the ordinary shares, as reported on the NASDAQ Global Market on April 25, 2014. The table below details the calculation of the registration fee.

Securities	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2013 Plan*	779,462	$3.52	$ 2,743,706.24
Shares reserved for future grant under the 2014 Plan**	1,500,000	$7.35	$11,025,000.00
TOTALS	2,279,462		$13,768,706.24

*	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the 2013 Plan. Following the closing of the registrant’s initial public offering of ordinary shares, no additional stock or option awards will be granted under the 2013 Plan.
**	The registrant has reserved an aggregate of 1,500,000 ordinary shares for issuance under the 2014 Plan. The number of ordinary shares reserved for issuance will automatically increase on April 1 of each calendar year, from April 1, 2015 through April 1, 2023, by the lesser of 1% of the total number of shares of our ordinary shares outstanding on March 31 of the preceding fiscal year, 200,000 shares or such smaller amount as determined by our Board of Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* In accordance with Rule 428(b) under the Securities Act, the documents containing the information called for by Part I of Form S-8 will be sent or given to individuals who participate in the 2013 Plan and/or the 2014 Plan and are not being filed with or included in this Form S-8. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute the prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference herein, and shall be deemed to be a part of, this Registration Statement:

•	The prospectus filed on April 25, 2014 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1 (File No. 333-194390), originally filed with the Commission on March 7, 2014, which contains audited financial statements for the registrant’s most recently completed fiscal year ended March 31, 2013, which was declared effective by the Commission on April 24, 2014; and

•	The description of the ordinary shares contained in the Registration Statement on Form 8-A/A (File No. 001-36415), filed with the Commission on April 25, 2014 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents; except as to any portion of any future annual, quarterly or current report or other document that is deemed furnished and not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

See the description of securities contained in the Registration Statement on Form S-1 (File No. 333-194390).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Upon the consummation of the registrant’s initial public offering, the registrant intends to enter into indemnification agreements with its directors and certain of its officers which may require the registrant to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than with respect to claims where they are determined to have breached their fiduciary duties to the registrant), and to advance their expenses, including legal expenses, incurred as a result of any investigation, suit or other proceeding against them as to which they could be indemnified. Generally, the maximum obligation under such indemnifications is not explicitly stated and, as a result, the overall amount of these obligations cannot be reasonably estimated. If the registrant were to incur a loss in connection with these arrangements, it could affect our business, operating results and financial condition.

In the underwriting agreement related to the initial public offering, the underwriters have agreed to indemnify, under certain conditions, the registrant, its directors and officers and persons who control the registrant within the meaning of the Securities Act, against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed with this registration statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Edinburgh, Scotland on April 25, 2014.

Quotient Limited

By:	/s/ Paul Cowan
Name: Paul Cowan
Title: Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Cowan and Stephen Unger and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Paul Cowan Paul Cowan	President, Chief Executive Officer and Director (Principal Executive Officer)	April 25, 2014

/s/ Stephen Unger Stephen Unger	Chief Financial Officer (Principal Financial Officer)	April 25, 2014

/s/ Roland Boyd Roland Boyd	Group Financial Controller and Treasurer (Principal Accounting Officer)	April 25, 2014

/s/ Thomas Bologna Thomas Bologna	Director	April 25, 2014

Frederick Hallsworth	Director	April 25, 2014

/s/ Brian McDonough Brian McDonough	Director	April 25, 2014

/s/ Zubeen Shroff Zubeen Shroff	Director	April 25, 2014

Name	Title	Date

/s/ John Wilkerson John Wilkerson	Director	April 25, 2014

/s/ Stephen Unger Stephen Unger	Authorized Representative in the United States	April 25, 2014

EXHIBIT INDEX

Exhibit number	Exhibit description

3.1*	Amended Articles of Association (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-194390)).

4.1*	Form of Ordinary Shares Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-194390)).

4.2*	2013 Enterprise Management Plan (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-1 (File No. 333-194390)).

4.3*	2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-1 (File No. 333-194390)).

4.4*	Form of Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.24 to the Registration Statement on Form S-1 (File No. 333-194390)).

4.5*	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.25 to the Registration Statement on Form S-1 (File No. 333-194390)).

4.6*	Form of Option Award Agreement (incorporated by reference to Exhibit 10.26 to the Registration Statement on Form S-1 (File No. 333-194390)).

5.1	Opinion of Carey Olsen

23.1	Consent of Ernst & Young LLP

23.2	Consent of Carey Olsen (contained in Exhibit 5.1).

24.1	Power of Attorney (included in signature page).

*	Filed previously.